Exhibit 99.1
FOR IMMEDIATE RELEASE
Life Time Reports Third Quarter 2025 Financial Results
•Total revenue of $782.6 million increased 12.9% over the prior year quarter
•Net income of $102.4 million increased 147.3% over the prior year quarter
•Diluted EPS of $0.45 increased 136.8% over the prior year quarter
•Adjusted net income of $93.0 million increased 65.2% over the prior year quarter
•Adjusted EBITDA of $220.0 million increased 22.0% over the prior year quarter
•Adjusted diluted EPS of $0.41 increased 57.7% over the prior year quarter
•Raised 2025 outlook
CHANHASSEN, Minn. (November 4, 2025) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal third quarter ended September 30, 2025.
Bahram Akradi, Founder, Chairman and CEO, stated: “Our third quarter results reflect strong execution and continued momentum across the business. Our growth strategy remains on track. Nearly all of next year’s planned 12 to 14 new clubs are currently under construction. Membership engagement continues to rise, and in-center performance remains robust. Supported by a solid balance sheet, low leverage, and strong cash generation, we are well positioned for continued growth.”
Financial Summary

	Three Months Ended			Nine Months Ended
($ in millions, except for Average center revenue per center membership data)	September 30,			September 30,
	2025	2024	Percent Change	2025	2024	Percent Change
Total revenue	$782.6	$693.2	12.9%	$2,250.2	$1,957.7	14.9%
Center operations expenses	$414.3	$371.1	11.6%	$1,189.2	$1,048.5	13.4%
Rent	$87.5	$78.6	11.3%	$251.9	$225.8	11.6%
General, administrative and marketing expenses (1)	$59.8	$57.7	3.6%	$179.4	$159.8	12.3%
Net income	$102.4	$41.4	147.3%	$250.7	$119.1	110.5%
Adjusted net income	$93.0	$56.3	65.2%	$263.8	$140.2	88.2%
Adjusted EBITDA	$220.0	$180.3	22.0%	$622.6	$499.8	24.6%
Comparable center revenue (2)	10.6%	12.1%		11.5%	11.8%
Center memberships, end of period	840,622	826,502	1.7%	840,622	826,502	1.7%
Average center revenue per center membership	$907	$815	11.3%	$2,638	$2,361	11.7%
(1)    The three months ended September 30, 2025 and 2024 included non-cash share-based compensation expense of $14.9 million and $10.3 million, respectively. The nine months ended September 30, 2025 and 2024 included non-cash share-based compensation expense of $39.4 million and $27.1 million, respectively.
(2)    The Company includes a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
Third Quarter 2025 Information
•Revenue increased 12.9% to $782.6 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues, membership growth in our new and ramping centers, and higher member utilization of our in-center offerings, particularly in Dynamic Personal Training.
•Center memberships of 840,622 increased by 14,120, or 1.7%, when compared to September 30, 2024, and decreased consistent with seasonality expectations by 9,021, or 1.1%, from June 30, 2025.
•Total subscriptions, which include center memberships and on-hold memberships, of 891,225 increased 1.7% compared to September 30, 2024.

•Center operations expenses increased 11.6% to $414.3 million primarily due to operating costs related to our new and ramping centers, additional center operating expenses related to increased club utilization in our mature centers, as well as costs to support in-center business revenue growth.
•General, administrative and marketing expenses increased 3.6% to $59.8 million primarily due to increases in center support overhead to enhance and broaden our member services and experiences, and general corporate overhead.
•Net income increased 147.3% to $102.4 million primarily due to business performance, tax-effected net cash proceeds of $16.2 million received from employee retention credits under the CARES Act, and a tax-effected net gain of $5.7 million on a sale-leaseback transaction. Net income in the prior year period included a tax-effected net loss of $3.5 million on sale-leaseback transactions and $0.5 million from a gain on the sale of land.
•Adjusted net income increased 65.2% to $93.0 million and Adjusted EBITDA increased 22.0% to $220.0 million as we experienced greater flow through of our increased revenue.
Nine-Month 2025 Information
•Revenue increased 14.9% to $2,250.2 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues, membership growth in our new and ramping centers, and higher member utilization of our in-center offerings, particularly in Dynamic Personal Training.
•Center operations expenses increased 13.4% to $1,189.2 million primarily due to operating costs related to our new and ramping centers, additional center operating expenses related to increased club utilization in our mature centers, as well as costs to support in-center business revenue growth.
•General, administrative and marketing expenses increased 12.3% to $179.4 million primarily due to the timing of share-based compensation and benefit-related expenses, increases in center support overhead to enhance and broaden our member services and experiences, general corporate overhead, information technology costs, and costs attributable to the secondary offerings of our common stock completed in February and June 2025.
•Net income increased 110.5% to $250.7 million primarily due to improved business performance, a $15.2 million tax benefit as a result of an excess tax deduction associated with stock option exercises, and tax-effected net cash proceeds of $27.2 million received from employee retention credits under the CARES Act, partially offset by a tax-effected net loss of $3.8 million on sale-leaseback transactions. Net income in the prior year period included tax-effected net benefits of $5.7 million from a $2.0 million net gain on sale-leaseback transactions and $3.7 million from a gain on the sale of land.
•Adjusted net income increased 88.2% to $263.8 million and Adjusted EBITDA increased 24.6% to $622.6 million as we experienced greater flow through of our increased revenue.
New Center Openings
•We opened one new center during the third quarter of 2025.
•As of September 30, 2025, we operated a total of 185 centers.
Cash Flow Highlights
•Net cash provided by operating activities for the nine months ended September 30, 2025 was $630.7 million, an increase of 53.1% compared to the prior year period.
•We achieved positive free cash flow of $62.5 million for the third quarter of 2025, including $33.9 million of net proceeds from a sale-leaseback transaction for one property. We achieved positive free cash flow of $216.4 million for the nine months ended September 30, 2025, including $172.7 million of net proceeds from sale-leaseback transactions of four properties.
•Our capital expenditures by type of expenditure were as follows:

	Three Months Ended			Nine Months Ended
($ in millions)	September 30,			September 30,
	2025	2024	Percent Change	2025	2024	Percent Change
Growth capital expenditures (1)	$156.0	$46.4	236.2%	$416.4	$259.9	60.2%
Maintenance capital expenditures (2)	$27.8	$21.6	28.7%	$93.2	$70.0	33.1%
Modernization and technology capital expenditures (3)	$38.7	$19.1	102.6%	$77.4	$58.3	32.8%
Total capital expenditures	$222.5	$87.1	155.5%	$587.0	$388.2	51.2%
(1)    Consist of new center land and construction, initial major remodels of acquired centers, major remodels of existing centers that expand existing square footage, asset acquisitions including the purchase of previously leased centers and other growth initiatives.
(2)    Consist of general maintenance of existing centers.
(3)    Consist of modernization of existing centers and technology.

Liquidity and Capital Resources
•Our net debt leverage ratio improved to 1.6 times as of September 30, 2025, from 2.4 times as of September 30, 2024.
•As of September 30, 2025, our total available liquidity was $837.1 million, which included $618.2 million of availability on our $650.0 million revolving credit facility and $218.9 million of cash and cash equivalents. At September 30, 2025, there were no outstanding borrowings under our revolving credit facility and there were $31.8 million of outstanding letters of credit. Our $218.9 million of cash and cash equivalents is higher than historical levels due to the sale-leaseback transactions completed during the year. We expect to use this cash to fund our growth initiatives.
•Effective August 18, 2025, we completed a repricing of our term loan facility, reducing the applicable interest rate margin by 0.25% to 2.00%.
2025 Outlook
Full-Year 2025 Guidance

			Percent	Year Ending
	Year Ending	Year Ended	Change	December 31, 2025
	December 31, 2025	December 31, 2024	(Using	(Guidance as of
($ in millions)	(Guidance)	(Actual)	Midpoints)	August 5, 2025)
Revenue	$2,978 – $2,988	$2,621.0	13.8%	$2,955 – $2,985
Net Income	$304 – $306	$156.2	95.3%	$290 – $293
Adjusted EBITDA	$820 – $824	$676.8	21.5%	$805 – $815
Rent	$337 – $343	$304.9	11.5%	$337 – $343
The Company is also reiterating or updating the following operational and financial guidance for full-year fiscal 2025:
•Open 10 new centers, seven of which are currently open as of November 4.
•Manage our net debt leverage ratio to remain below 2.00 times.
•Comparable center revenue growth of 10.8% to 11.0%, increased from our previous expectations of 9.5% to 10.0%.
•Adjusted EBITDA growth driven primarily by dues revenue growth and expanded operating leverage.
•Rent to include non-cash rent expense of $34 million to $36 million, tightened from our previous expectations of $34 million to $37 million.
•Interest expense, net of interest income and capitalized interest, of approximately $81 million to $83 million, tightened from our previous expectations of $80 million to $84 million.
•Provision for income tax rate estimate of 24%.
•Cash income tax expense of $27 million to $29 million, which compares to our previous expectation of $25 million to $27 million.
•Depreciation and amortization expense of $296 million to $298 million, which compares to our previous expectation of $288 million to $294 million.
•Complete at least $55 million to $65 million in additional sale-leaseback transactions in the fourth quarter.
Conference Call Details and Supplemental Material
A conference call to discuss our third quarter financial results is scheduled for today:
•Date: Tuesday, November 4, 2025
•Time: 10:00 a.m. ET (9:00 a.m. CT)
•U.S. dial-in number: 1-877-451-6152
•International dial-in number: 1-201-389-0879
•Webcast: LTH 3Q 2025 Earnings Call
•A link to the live audio webcast of the conference call will be available at https://ir.lifetime.life.
The Company has made available supplemental material regarding its new club pipeline and membership growth on its investor relations website at https://ir.lifetime.life.

Replay Information
Webcast – A recorded replay of the webcast will be available within approximately three hours of the call’s conclusion and may be accessed at: https://ir.lifetime.life.
Conference Call – A replay of the conference call will be available within approximately three hours of the call’s conclusion through November 18, 2025:
•U.S. replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 1375 6339
# # #
About Life Time
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its more than 185 athletic country clubs across the U.S. and Canada, the complimentary and comprehensive Life Time app featuring its L•AI•C™ AI-powered health companion, and more than 30 iconic athletic events. Serving people ages 90 days to 90+ years, the Life Time ecosystem uniquely delivers healthy living, healthy aging, and healthy entertainment experiences, a range of unique healthy way of life programs, highly trusted LTH nutritional supplements and more. Recognized as a Great Place to Work®, the company is committed to upholding an exceptional culture for its 43,000 team members.
Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with GAAP, including Adjusted net income, Adjusted net income per common share, Adjusted EBITDA, free cash flow and net debt and ratios and calculations with respect thereto. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income, net income per common share, net cash provided by operating activities or total debt (defined as long-term debt, net of current portion, plus current maturities of debt) as a measure of financial performance or liquidity or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted net income is defined as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations. Free cash flow is defined as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales. Net debt is defined as long-term debt, net of current portion, plus current maturities of debt, excluding fair value adjustments, unamortized debt discounts and issuance costs, minus cash and cash equivalents. Net debt is as of the last day of the respective quarter or year. Our net debt leverage ratio is calculated as our net debt divided by our trailing twelve months of Adjusted EBITDA.
The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance, and management believes that free cash flow assists investors and analysts in evaluating our liquidity and cash flows, including our ability to make principal payments on our indebtedness and to fund our capital expenditures and working capital requirements. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.
The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for fiscal year 2025, growth, business initiatives, cost efficiencies and margin expansion, capital expenditures and free cash flow, improvements to its balance sheet, net debt and leverage, interest expense, consumer demand, industry and economic trends, tax rates and expense, rent expense, expected number and timing of new center openings and successful signings and closings of center takeovers and sale-leaseback transactions (including the amount, pricing and timing thereof). These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and competitive and economic environment, risks relating to our brand, risks relating to the growth of our business, risks relating to our technological operations, risks relating to our capital structure and lease obligations, risks relating to our human capital, risks relating to legal compliance and risk management and risks relating to ownership of our common stock and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2025 (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors
Connor Wienberg, Investor Relations // cwienberg@lt.life or 952-229-7401
Ken Cooper, Investor Relations // kcooper2@lt.life or 952-406-2322
Media
Jason Thunstrom, Corporate Communications // jthunstrom@lt.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Center revenue	$760,897	$674,775	$2,182,416	$1,900,267
Other revenue	21,752	18,459	67,743	57,445
Total revenue	782,649	693,234	2,250,159	1,957,712
Operating expenses:
Center operations	414,328	371,134	1,189,240	1,048,544
Rent	87,511	78,575	251,866	225,804
General, administrative and marketing	59,840	57,737	179,361	159,836
Depreciation and amortization	75,094	69,451	219,001	205,068
Other operating expense	10,231	22,642	58,927	47,952
Total operating expenses	647,004	599,539	1,898,395	1,687,204
Income from operations	135,645	93,695	351,764	270,508
Other income (expense):
Interest expense, net of interest income	(18,440)	(36,011)	(65,331)	(111,083)
Equity in earnings (loss) of affiliates	149	(116)	170	(403)
Other income	21,994	—	34,867	—
Total other income (expense)	3,703	(36,127)	(30,294)	(111,486)
Income before income taxes	139,348	57,568	321,470	159,022
Provision for income taxes	36,921	16,213	70,799	39,945
Net income	$102,427	$41,355	$250,671	$119,077

Income per common share:
Basic	$0.47	$0.20	$1.15	$0.60
Diluted	$0.45	$0.19	$1.11	$0.57
Weighted-average common shares outstanding:
Basic	220,063	202,945	217,132	199,793
Diluted	226,007	214,633	225,075	207,841

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$218,897	$10,879
Restricted cash and cash equivalents	22,541	16,999
Accounts receivable, net	24,370	25,087
Center operating supplies and inventories	70,666	60,266
Prepaid expenses and other current assets	53,630	52,826
Income tax receivable	20,162	4,918
Total current assets	410,266	170,975
Property and equipment, net	3,456,519	3,193,671
Goodwill	1,235,359	1,235,359
Operating lease right-of-use assets	2,449,274	2,313,311
Intangible assets, net	181,088	171,643
Other assets	94,369	67,578
Total assets	$7,826,875	$7,152,537
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$91,758	$87,810
Construction accounts payable	134,485	101,551
Deferred revenue	55,782	58,252
Accrued expenses and other current liabilities	229,153	179,444
Current maturities of debt	22,965	22,584
Current maturities of operating lease liabilities	79,252	70,462
Total current liabilities	613,395	520,103
Long-term debt, net of current portion	1,489,908	1,513,157
Operating lease liabilities, net of current portion	2,532,962	2,381,094
Deferred income taxes, net	146,055	85,255
Other liabilities	59,203	42,578
Total liabilities	4,841,523	4,542,187
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 220,262 and 207,495 shares issued and outstanding, respectively	2,203	2,075
Additional paid-in capital	3,164,932	3,041,645
Accumulated deficit	(169,902)	(420,573)
Accumulated other comprehensive loss	(11,881)	(12,797)
Total stockholders’ equity	2,985,352	2,610,350
Total liabilities and stockholders’ equity	$7,826,875	$7,152,537

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$250,671	$119,077
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	219,001	205,068
Deferred income taxes	60,918	21,693
Share-based compensation	45,179	30,450
Non-cash rent expense	28,876	25,181
Impairment charges associated with long-lived assets	1,293	2,941
Loss (gain) on disposal of property and equipment, net	4,953	(6,548)
Write-off of debt discounts and issuance costs	—	3,510
Amortization of debt discounts and issuance costs	2,729	5,891
Changes in operating assets and liabilities	18,576	1,794
Other	(1,530)	2,919
Net cash provided by operating activities	630,666	411,976
Cash flows from investing activities:
Capital expenditures	(586,980)	(388,213)
Proceeds from sale-leaseback transactions	172,683	207,714
Proceeds from the sale of land	—	15,577
Other	(21,786)	2,819
Net cash used in investing activities	(436,083)	(162,103)
Cash flows from financing activities:
Repayments of debt	(14,292)	(408,612)
Proceeds from revolving credit facility	220,000	1,045,000
Repayments of revolving credit facility	(230,000)	(925,000)
Repayments of finance lease liabilities	(1,604)	(626)
Proceeds from financing obligations	10,300	4,300
Payments of debt discounts and issuance costs	(628)	(1,873)
Proceeds from the issuance of common stock, net of issuance costs	—	124,357
Proceeds from stock option exercises	37,616	19,548
Proceeds from issuances of common stock in connection with the employee stock purchase plan	1,875	1,462
Other	(4,341)	(1,304)
Net cash provided by (used in) financing activities	18,926	(142,748)
Effect of exchange rates on cash and cash equivalents and restricted cash and cash equivalents	51	(38)
Increase in cash and cash equivalents and restricted cash and cash equivalents	213,560	107,087
Cash and cash equivalents and restricted cash and cash equivalents—beginning of period	27,878	29,966
Cash and cash equivalents and restricted cash and cash equivalents—end of period	$241,438	$137,053

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Membership Data
Center memberships	840,622	826,502	840,622	826,502
On-hold memberships	50,603	50,007	50,603	50,007
Total memberships	891,225	876,509	891,225	876,509

Revenue Data
Membership dues and enrollment fees	71.9%	72.3%	72.2%	72.4%
In-center revenue	28.1%	27.7%	27.8%	27.6%
Total Center revenue	100.0%	100.0%	100.0%	100.0%

Membership dues and enrollment fees	$547,306	$488,105	$1,576,268	$1,376,212
In-center revenue	213,591	186,670	606,148	524,055
Total Center revenue	$760,897	$674,775	$2,182,416	$1,900,267

Average Center revenue per center membership (1)	$907	$815	$2,638	$2,361
Comparable center revenue (2)	10.6%	12.1%	11.5%	11.8%

Center Data
Net new center openings (3)	1	2	6	6
Total centers (end of period) (3)	185	177	185	177
Total center square footage (end of period) (4)	18,100,000	17,400,000	18,100,000	17,400,000

GAAP and Non-GAAP Financial Measures
Net income	$102,427	$41,355	$250,671	$119,077
Net income margin (5)	13.1%	6.0%	11.1%	6.1%
Adjusted net income (6)	$92,992	$56,278	$263,778	$140,158
Adjusted net income margin (6)	11.9%	8.1%	11.7%	7.2%
Adjusted EBITDA (7)	$220,046	$180,293	$622,611	$499,816
Adjusted EBITDA margin (7)	28.1%	26.0%	27.7%	25.5%
Center operations expense	$414,328	$371,134	$1,189,240	$1,048,544
Pre-opening expenses (8)	$1,050	$1,164	$3,489	$4,819
Rent	$87,511	$78,575	$251,866	$225,804
Non-cash rent expense (open properties) (9)	$10,216	$9,684	$18,275	$20,734
Non-cash rent expense (properties under development) (9)	$5,597	$1,847	$10,601	$4,447
Net cash provided by operating activities	$251,112	$151,146	$630,666	$411,976
Free cash flow (10)	$62,530	$138,332	$216,369	$247,054
(1)    We define Average Center revenue per center membership as Center revenue less On-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.
(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings is calculated as the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period. During the three months ended September 30, 2025, we opened one center.
(4)    Total center square footage (end of period) reflects the aggregate square footage, excluding the areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. We use this metric for evaluating the efficiencies of a center as of the end of the period. These figures are approximations.
(5)    Net income margin is calculated as net income divided by total revenue.
(6)    We present Adjusted net income as a supplemental measure of our performance. We define Adjusted net income as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments.
Adjusted net income margin is calculated as Adjusted net income divided by total revenue.
The following table provides a reconciliation of net income and income per common share, the most directly comparable GAAP measures, to Adjusted net income and Adjusted net income per common share:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2025	2024	2025	2024
Net income	$102,427	$41,355	$250,671	$119,077
Share-based compensation expense (a)	16,891	11,752	45,179	30,450
(Gain) loss on sale-leaseback transactions (b)	(7,732)	4,902	4,764	(2,620)
Capital transaction costs (c)	—	—	1,531	—
Legal settlements (d)	—	1,250	—	1,250
Employee retention credits (e)	(21,994)	—	(34,867)	—
Other (f)	(1)	2,869	202	(927)
Taxes (g)	3,401	(5,850)	(3,702)	(7,072)
Adjusted net income	$92,992	$56,278	$263,778	$140,158

Income per common share:
Basic	$0.47	$0.20	$1.15	$0.60
Diluted	$0.45	$0.19	$1.11	$0.57
Adjusted income per common share:
Basic	$0.42	$0.28	$1.21	$0.70
Diluted	$0.41	$0.26	$1.17	$0.67
Weighted-average common shares outstanding:
Basic	220,063	202,945	217,132	199,793
Diluted	226,007	214,633	225,075	207,841
(a)    Share-based compensation expense recognized during the three and nine months ended September 30, 2025, was associated with stock options, restricted stock units, performance stock units, our employee stock purchase plan (“ESPP”), and liability-classified awards related to our 2025 short-term incentive plan. Share-based compensation expense recognized during the three and nine months ended September 30, 2024, was associated with stock options, restricted stock units, performance stock units, our ESPP and liability-classified awards related to our 2024 short-term incentive plan.
(b)    We adjust for the impact of gains and losses on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations.
(c)    Represents one-time costs related to capital transactions, including debt and equity offerings that are non-recurring in nature.
(d)    We adjust for the impact of unusual legal settlements as these costs are non-recurring in nature and do not reflect costs associated with our normal ongoing operations.
(e)    Represents refundable payroll tax credits for employee retention under the CARES Act.

(f)    Includes (i) legal-related expenses in pursuit of our claim against Zurich of $0.1 million and $0.6 million for the nine months ended September 30, 2025 and 2024, respectively, (ii) a $3.5 million write-off of the unamortized debt discounts and issuance costs associated with the extinguishment of our former term loan facility and construction loan for the three and nine months ended September 30, 2024, (iii) gain on sales of land of $0.6 million and $5.0 million for the three and nine months ended September 30, 2024, respectively, and (iv) other immaterial transactions that are unusual or non-recurring in nature of $0.1 million for the nine months ended September 30, 2025.
(g)    Represents the estimated tax effect of the total adjustments made to arrive at Adjusted net income using the effective income tax rates for the respective periods.
(7)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2025	2024	2025	2024
Net income	$102,427	$41,355	$250,671	$119,077
Interest expense, net of interest income	18,440	36,011	65,331	111,083
Provision for income taxes	36,921	16,213	70,799	39,945
Depreciation and amortization	75,094	69,451	219,001	205,068
Share-based compensation expense (a)	16,891	11,752	45,179	30,450
(Gain) loss on sale-leaseback transactions (b)	(7,732)	4,902	4,764	(2,620)
Capital transaction costs (c)	—	—	1,531	—
Legal settlements (d)	—	1,250	—	1,250
Employee retention credits (e)	(21,994)	—	(34,867)	—
Other (f)	(1)	(641)	202	(4,437)
Adjusted EBITDA	$220,046	$180,293	$622,611	$499,816
(a) – (e)    See the corresponding footnotes to the table in footnote 6 immediately above.
(f)    Includes (i) legal-related expenses in pursuit of our claim against Zurich of $0.1 million and $0.6 million for the nine months ended September 30, 2025 and 2024, respectively, (ii) gain on sales of land of $0.6 million and $5.0 million for the three and nine months ended September 30, 2024, respectively, and (iii) other immaterial transactions that are unusual or non-recurring in nature of $0.1 million for the nine months ended September 30, 2025.
(8)    Represents non-capital expenditures associated with opening new centers that are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.
(9)    Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.
(10)    Free cash flow, a non-GAAP financial measure, is calculated as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales.

The following table provides a reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$251,112	$151,146	$630,666	$411,976
Capital expenditures, net of construction reimbursements	(222,494)	(87,106)	(586,980)	(388,213)
Proceeds from sale-leaseback transactions	33,912	65,043	172,683	207,714
Proceeds from land sales	—	9,249	—	15,577
Free cash flow	$62,530	$138,332	$216,369	$247,054

Reconciliation of Net Income to Adjusted EBITDA Trailing Twelve Months
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	September 30, 2025	September 30, 2024
Net income	$287,834	$142,761
Interest expense, net of interest income	102,343	145,631
Provision for income taxes	83,382	40,472
Depreciation and amortization	288,614	269,398
Share-based compensation expense	65,763	43,564
Loss (gain) on sale-leaseback transactions	4,766	(2,463)
Capital transaction costs	1,531	—
Legal settlements	—	1,250
Employee retention credits	(34,867)	—
Other	209	(3,090)
Adjusted EBITDA	$799,575	$637,523
Reconciliation of Net Debt and Leverage Calculation
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	September 30, 2025	September 30, 2024
Current maturities of debt	$22,965	$12,439
Long-term debt, net of current portion	1,489,908	1,639,752
Total Debt	$1,512,873	$1,652,191
Less: Fair value adjustment	169	323
Less: Unamortized debt discounts and issuance costs	(18,317)	(6,462)
Less: Cash and cash equivalents	218,897	120,947
Net Debt	$1,312,124	$1,537,383
Trailing twelve-month Adjusted EBITDA	799,575	637,523
Net Debt Leverage Ratio	1.6x	2.4x

Reconciliation of Net Income to Adjusted EBITDA Guidance for the Year Ending 2025
($ in millions)
(Unaudited)

Year Ending
December 31, 2025
Net income	$304 – $306
Interest expense, net of interest income	83 – 81
Provision for income taxes	96 – 97
Depreciation and amortization	296 – 298
Share-based compensation expense	60 – 62
Loss on sale-leaseback transactions	11 – 11
Other	(30) – (31)
Adjusted EBITDA	$820 – $824